Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Mary Ellen Fowler
Senior Vice President and Treasurer
443-285-5450
maryellen.fowler@copt.com

CORPORATE OFFICE PROPERTIES TRUST BOARD OF TRUSTEES

ELECTS ROGER A. WAESCHE, JR. AS PRESIDENT AND COO

COLUMBIA, MD September 17, 2010 — Corporate Office Properties Trust (COPT) (NYSE: OFC) announced today that its Board of Trustees, as part of an ongoing personnel development and succession program, elected Roger A. Waesche, Jr. as President, in addition to his current duties as Chief Operating Officer (COO).  Randall M. Griffin, currently President and Chief Executive Officer (CEO), will continue in his role as CEO.  The change in responsibilities is effective immediately.

Mr. Waesche has been with COPT and its predecessor companies for twenty-five years.  He was promoted to Executive Vice President and Chief Operating Officer in August 2006.  In that role, he is responsible for investments, asset management, property management and government services.  Prior to August 2006 he served as Executive Vice President and Chief Financial Officer.  Mr. Waesche was a practicing CPA with Coopers & Lybrand for five years.  He earned a Bachelor of Arts Degree in Accounting and a Masters in Business Administration in Finance from Loyola University.  Mr. Waesche is a Trustee of the Sheppard Pratt Health System, a member of the Maryland Industrial Development Finance Authority and a board member of the Economic Alliance of Greater Baltimore and the Ft. Meade Alliance.

Mr. Griffin was elected as Trustee in April 2005.  He served as President and Chief Operating Officer from September 1998 to January 2005, at which time he was appointed President and Chief Executive Officer.  From 1993 to September 1998 he was President of Constellation Real Estate Group until its merger into COPT.

“We are pleased to announce this promotion,” stated Mr. Griffin.  “Roger has played an integral role in the success of COPT and is well prepared for this next step in his career.  We are fortunate to have such a highly dedicated real estate professional in a key leadership role in our Company”, he added.

Company Information

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses on strategic customer relationships and specialized tenant requirements in the U.S. Government, Defense Information Technology and Data sectors. The Company acquires, develops, manages and leases properties which are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in growth corridors. As of June 30, 2010, the Company owned 267 office and data properties totaling 20.6 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “expect”, “estimate” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  the Company’s ability to borrow on  favorable terms;

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in our plans for properties or our views of market economic conditions that could result in recognition of impairment losses;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.